Exhibit 10.3

FORM OF

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”) is made and entered into and effective as of the latest date executed below (the “Effective Date”) by and between Spruce Engineering & Construction Inc., an Alberta corporation (the “Corporation”) and the undersigned founding shareholders of the Corporation whose names and addresses are listed on Exhibit A attached hereto and made a part hereof, all of whom are shareholders of the Corporation (individually “Shareholder” and collectively “Shareholders”) Separately, each of the Corporation and the Shareholders may also be separately referred to as “Party” and collectively as the “Parties”.

WHEREAS, the parties have agreed that to promote the good conduct of the Corporation and avoid the difficulties that might result from the passing of shares to outsiders, it is desirable to make this Agreement concerning the conduct of the Corporation and restrictions upon the transfer of its shares;

THEREFORE, in consideration of the promises herein made to one another, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.        Shareholders

The present distribution of shares of the Corporation is as follows:

Shareholder Name	Class A Common Shares
Eco Innovation Group, Inc.	8,500,000
Timothy Boezktes	1,000,000
Patrick Laurie	500,000

The total issued equity of the Corporation currently consists of ten million (10,000,000) shares of stock, classified as Class A Common Shares. Such shares are issued to each Shareholder as listed in the Section 1 and in Exhibit A of this Agreement (the “Shares”). The Shareholders acknowledge that the Corporation may only issue new capital stock, change the number of authorized shares, issue preemptive rights and authorize new classes and series of shares, defining their respective voting and economic rights, as permitted in Section 3 below.

Shareholders acknowledge that share issuance notices shall contain language to the effect that the Shares are unregistered, that ownership is restricted by applicable securities law and further subject to this Agreement. The Shareholders agree that the certificates of all Shares shall be endorsed with reference to this Agreement as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A UNANIMOUS SHAREHOLDERS AGREEMENT AMONG SPRUCE ENGINEERING & CONSTRUCTION INC. (THE “CORPORATION”) AND ITS SHAREHOLDERS AND SUCH SHARES ARE NOT TRANSFERABLE ON THE BOOKS OF THE CORPORATION EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF SUCH AGREEMENT, A COPY OF WHICH AGREEMENT IS ON RECORD WITH THE SECRETARY OF THE CORPORATION.”

2.        Officers and Directors

1

The directors of the Corporation shall be appointed by majority shareholder vote.

The officers of the Corporation shall be the following shareholders, each of whom shall continue to serve as long as she or he owns shares:

Timothy Boezktes, Chief Operating Officer

Patrick Laurie, Chief Executive Officer

3.        Corporation Limits

(a) The Corporation may not, without the consent of 100% of the Shareholders, do any of the following:

(i) issue additional shares of any class or any securities convertible into shares of any class;

(ii) merge or participate in a share exchange with any other Corporation;

(iii) sell, lease, mortgage, or otherwise transfer all or substantially all of the assets of the Corporation for any consideration other than cash;

(iv) cause the Corporation to be indebted by any amount; or

(v) reimburse expenses to a Shareholder.

(b) In the event the shareholders agree to issue additional shares or securities convertible into shares, then each of the shareholders shall have the right to purchase any such securities so offered at a future date in proportion to his then respective interest in the Corporation at the time of such offer.

4.       Representations, Warranties and Covenants

Each Shareholder individually represents and warrants to all other Shareholders that (a) as of the Effective Date, such Shareholder is the registered owner of the number and type of Shares set forth opposite its name on Annex A of this Agreement; (b) this Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes the valid and binding obligation of such Shareholder, enforceable in accordance with its terms; (c) such Shareholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement; and (d) each Shareholder covenants that it shall not grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement.

5.       Restrictive Covenants

Each Shareholder acknowledges that the Corporation, as a specialized technology company, possesses several legitimate business interests requiring reasonable protection, including but not limited to: Trade Secrets, such as computer and software code and such other information meeting the definition under Florida law; valuable confidential business or professional information (“Confidential Information”); and substantial relationships with specific prospective or existing customers, clients, vendors or referral sources. As each Shareholder, by virtue of ownership of and participation in the Corporation, shall have access to these Trade Secrets, Confidential Information and relationships, as separate and material consideration to induce the Corporation and the other Shareholders to enter into this Agreement, each Shareholder agrees as follows:

a.       Confidentiality and Non-Disclosure. For as long as he/she/it shall remain a Shareholder of the Corporation, plus five (5) years for Confidential Information and ten (10) years for Trade Secrets, the Shareholder shall not, directly or indirectly, disclose or use for any non-Corporation purpose or to the detriment or exclusion of

2

the Corporation, any Trade Secrets or Confidential Information of the Corporation, except with the Corporation’s prior written consent.

       b.       Non-Solicitation of Employees and Independent Contractors. For as long as he/she/it shall remain a Shareholder of the Corporation, plus two (2) years, the Shareholder shall not, on his/her/its own account or for any person, firm, partnership, corporation, or other entity: (a) solicit, interfere with, or endeavor to cause any employee or independent contractor of Corporation to leave his/her/its employment, contract, position or affiliation with Corporation, (b) induce or attempt to induce any employee or independent contractor to terminate his/her/its employment, contract, position or affiliation with Corporation or (c) hire, retain or work with such employee or independent contractor, except with Corporation’s prior written consent.

c.       Non-Solicitation of Customers and Suppliers. For as long as he/she/it shall remain a Shareholder of the Corporation, plus two (2) years, the Shareholder shall not, on his/her/its own account or for any person, firm, partnership, corporation, or other entity: (a) solicit, interfere with, or endeavor to cause any customer, client, vendor, supplier or referral source to change or cease doing business in whole or in part with or through Corporation, except with Corporation’s express written permission, or (b) solicit, interfere with, or endeavor to cause any customer, client, vendor, supplier or referral source to do business with any person, firm, partnership, corporation, or other entity which performs or offers products or services materially similar to or competitive with Corporation, except with Corporation’s express written permission.

d.       Non-Competition. For as long as he/she/it shall remain a Shareholder of the Corporation, plus two (2) years, each Shareholder shall not directly or indirectly perform, provide, own, operate, control, be employed by or independently contract with, perform services for, consult with, solicit business for, participate in, or be connected with the ownership, management, operation, or control of any business of developing and marketing energy-efficient cooling and heating systems, or other goods and/or services materially similar to those of Corporation which is located within the Province of Alberta, except with the Corporation’s prior written consent.

e.       Separate Covenants. Each Shareholder’s obligations under this Agreement are independent covenants which are separately enforceable. The breach of any obligations by the Corporation or another Shareholder under this Agreement or any other agreement or obligation shall not affect the enforcement of any of the independent obligations contained herein.

6.       Compensation and Expenses

Any Shareholder who performs services for the Corporation in an employee or independent contractor capacity shall sign an independent contractor or employment agreement with Corporation on such terms as may be satisfactory to Corporation. Any Shareholder who performs services for the Corporation in his/her/its Shareholder capacity with Shareholder Approval shall be entitled to compensation for such services or reimbursement of any expenses incurred by the Shareholder.

Expenses shall be reimbursed to Shareholders pursuant to Paragraph 3(v) above. Expenses must be documented by receipts or invoices and have been incurred by the Shareholder in the furtherance of the Corporation's business.

7.       Transfer of Shares

No Shareholder shall have any right to pledge, assign, encumber, dispose or otherwise transfer his/her/its Shares except with unanimous Shareholder Approval and pursuant to the provisions of this Agreement. Each Shareholder acknowledges that any third-party non-Shareholder who purchases, receives or otherwise acquires Shares must still be approved by a supermajority of Shareholders in order to be admitted as a Shareholder.

8.       Corporation’s Purchase of Shares

(a) Upon the happening of any of the events enumerated below, the Corporation shall purchase at Purchase Value as hereinafter defined all of the shares of the shareholder so affected:

3

     (i) If any shareholder employed by the Corporation shall terminate his employment for any cause or reason, including, but not limited to, loss of any license or certificate required for his conduct of the business or disability lasting more than six (6) months; or

     (ii) If any shareholder shall be adjudged incompetent or a general guardian or guardian of his estate shall be appointed for him by any court; or

     (iii) If any shareholder makes any assignment for the benefit of creditors or applies for the appointment of a trustee, a liquidator, or a receiver, or commences any proceeding related to himself under any bankruptcy or arrangement of similar law; or if any such application is filed or proceedings commenced against the shareholder and the shareholder consents thereto or an order is entered allowing such application and remains in effect for sixty (60) days; or

     (iv) If the shares of any shareholder are purported to be transferred involuntarily, including, without limitation, any purported transfer by or pursuant to bankruptcy, attachment, divorce, equitable distribution, or operation of law; or

     (v) If any shareholder shall die.

(b) This duty to purchase or retire shall apply to all, but not less than all of the shares, and shall be exercised by the Corporation by serving written notice upon such shareholder or such shareholder's legal representative within 15 days after the Corporation receives notice of the occurrence of such event or the qualification of such legal representative, whichever is later.

9.       Share Valuation

If an event specified herein or required by applicable law requires a valuation of a Shareholder’s Shares, the valuation shall initially be set by Shareholder agreement. If the Shareholders cannot agree on a valuation within seven (7) days, the Shareholders agree that unless another person is agreed to, the Corporation’s accountant/CPA shall conduct the valuation, and that his/her valuation decision shall be binding, conclusive and final. The valuation costs shall be paid equally by the Corporation and the selling/transferring Shareholder, unless otherwise specified herein or agreed to by the Shareholders.

10.       Death of a Shareholder

Upon the death of a Shareholder, the Shares shall automatically transfer to the Shareholder’s heir(s), beneficiaries or devisees, except that the Shares shall automatically become non-voting. If the heir(s), beneficiaries or devisees shall ever wish to sell the Shares, each must sell all of the Shares and give Notice to the Corporation and the other Shareholders in writing of the intent to sell, granting the other Shareholders a thirty (30) day exclusive period to negotiate a mutually acceptable acquisition, pro rata. If an offer has already been received for the Shares, the heir(s), beneficiaries or devisees must provide a full and complete copy of the offer to buy the Shares, plus a thirty (30) day right of first refusal to match the offer.

11.       Medical Incapacity of a Shareholder

Upon the Medical Incapacity of a Shareholder, the Shares shall remain unaffected, except that the voting rights of the Shares shall be suspended and not counted for purposes of quorum, Approval and any other voting issues. If the caregiver of the Medically Incapacitated Shareholder can prove to the satisfaction of the Corporation that the caregiver possesses the legal right to sell the Shares on the Medically Incapacitated Shareholder’s behalf, then the caregiver must sell all of the Shares and may only sell the Shares to the Corporation or the other Shareholders, pro rata. For purposes of this Section, “Medically Incapacitated” shall be defined as any condition certified by a licensed medical doctor in writing that has in fact left the Shareholder medically incapacitated.

4

12.       Divorce of a Shareholder

If a Shareholder is divorced/divorcing (“Divorcing Shareholder”) and the Shareholder’s (ex-)spouse makes any claim at any time against the Corporation or against that Shareholder’s Shares, or causes the Corporation to incur any expense as a result of the divorce, including but not limited to valuation of that Shareholder’s Shares, then the Divorcing Shareholder shall fully reimburse and indemnify the Corporation and the other Shareholders for any costs incurred or payments made to the (ex-)spouse, including but not limited to payouts to the (ex-)spouse and accounting and legal fees. The Corporation shall also have the right to buyback the Divorcing Shareholder’s Shares at fair market value less all Corporation and Shareholder indemnification amounts specified herein. If under any circumstance, any Shares of the Divorcing Shareholder are to be transferred to the (ex-)spouse for any reason, then those Shares are automatically deemed to lose all voting rights and shall only entitle the (ex-)spouse to receive profits and losses, with the Divorcing Shareholder also losing all management and voting rights.

13.       Outsider Buyout

If a third-party non-Shareholder shall ever attempt to purchase or acquire all or part of any Shareholder’s Shares, then that Shareholder (“Selling Shareholder”) shall give the Corporation and the other Shareholders Notice of the intended sale, plus a full and complete copy of the offer. The remaining Shareholders, by unanimous Approval not counting the Selling Shareholder, may do any of the following:

a.       Exercise a thirty (30) day right of first refusal to match the offer and acquire ALL of the Selling Shareholder’s Shares;

b.       Exercise Tag-Along rights, in which the third-party must acquire ALL of the Shares from ALL of the Shareholders on the same per share price and payment terms offered to the Selling Shareholder; or

c.       Allow the Selling Shareholder to transfer the Shares to the third party upon the terms and conditions stated in the offer - provided, however, that such transfer shall not take effect until the third party has executed this Agreement.

14.       Default

Actions taken in contravention of the provisions of this Agreement shall be considered null and void ab initio. If a Shareholder breaches any provision of this Agreement, the Corporation shall give Notice of the breach to the Shareholder plus five (5) days to cure – except that no Notice or cure is required after a Shareholder’s third breach of this Agreement. If the Party in breach does not cure the breach within five (5) calendar days from the date of receipt of the Notice, the Corporation, by Shareholder Approval (not counting the Shareholder in breach), may terminate this Agreement and/or seek any and all applicable legal and equitable remedies. A default in any other agreement between the Shareholders and the Corporation (including any employment or independent contractor agreement) shall trigger an immediate default of this Agreement.

15.       Term

The term of this Agreement (“Term”) shall commence as of its Effective Date and shall continue in full force and effect until terminated by Shareholder Approval or operation of law. The warranties, covenants, representations and restrictive covenants contained in this Agreement, as well as the provisions of Section 8 and 15 through 21, shall survive its termination for the maximum period allowed under law. Any breach or violation by the Shareholder of the restrictive covenant provisions contained herein shall suspend the running of any time calculated against the restrictive covenants for the duration of any such breach or violation, such that the Corporation shall be entitled to full compliance by Shareholder for the full terms stated herein after the Shareholder’s ceasing to own Shares in the Corporation.

16.       Issues Not Covered by This Agreement; Further Cooperation

Any issues arising that are not covered by this Agreement shall be resolved through good faith negotiations, in which each Shareholder shall use best efforts to achieve a resolution of the issue which that Shareholder reasonably believes to be in the best interests of the Corporation. Each Shareholder shall execute any document and take any action reasonably required to carry out the provisions of this Agreement and manifest the transactions contemplated hereby.

5

17.       Notices

All Notices required to be given hereunder shall be in writing and sent by email or any other electronic means to each Shareholder at his/her/its address listed in Annex A of this Agreement, or such address as provided from time to time. Each Shareholder hereby consents to submit and receive such notices by such electronic delivery and to sign documents electronically and agrees to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18.       No Assignment; Inurement

As this is an agreement personal to each Shareholder, and therefore no Shareholder may transfer or assign any or all of its rights, privileges, duties or obligations without compliance with the provisions of this Agreement. Subject to the foregoing, all of the terms and provisions of this Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and assigns. Notwithstanding the foregoing, this Agreement does not inure to the benefit of any third-party beneficiaries, unless expressly stated herein.

19.        Choice of Law; Venue; Dispute Resolution

The Parties intend that this Agreement shall operate and be construed as a Unanimous Shareholders Agreement under the Business Corporations Act, (Alberta). Each Party agrees that this Agreement, the relations between Shareholders and Shareholder(s) and the Corporation - together with all disputes related to it shall be governed exclusively by the laws of the Province of Alberta, Canada without regard for its conflict of laws principles. All disputes under, relating to or affecting this Agreement shall be resolved by binding arbitration in accordance with the Arbitration Act (Alberta). The arbitration panel shall consist of three (3) arbitrators. Each Party shall appoint an arbitrator, who shall agree on the third arbitrator, who shall be the chair. The arbitration shall be in Alberta, Canada in the English language. The panel shall prepare written findings of fact and conclusions of law within twenty (20) days of the conclusion of the arbitration hearing and the written decision of the panel shall be binding and final and not appealable. The panel shall have power to take whatever measures it deems necessary, including without limitation temporary and final injunctive relief, specific performance and other equitable relief. The panel’s decision may be entered in any court having jurisdiction. To the extent permitted by law, the panel’s fees and expenses will be borne equally by each Party to the arbitration, and each Party shall pay its own attorney’s fees and expenses, regardless of whether there is a prevailing party. EACH PARTY TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL, INCLUDING TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

21. Entire Agreement

This Agreement, including any recitals or annexes, constitutes the entire agreement of the Shareholders with respect to the subject matter contained herein and supersedes and merges all prior agreements and oral understandings between the Shareholders with respect to such matters. In the event of any express or implied conflict, this Shareholders Agreement supersedes any previous Shareholders Agreement as well as any applicable provisions of the Bylaws, Option Agreements, Employment Agreement or Independent Contractor Agreement. Each Shareholder acknowledges full disclosure of all material information made in connection with this Agreement and ratifies all prior Corporation actions taken up to the Effective Date.

[Signature Page Follows]

6

EACH PARTY HERETO, intending to be legally bound, has executed and dated this Agreement as of the Effective Date below. This Agreement may be executed in counterparts, and all Shareholders need not execute the same counterpart. However, no Shareholder shall be admitted as a Shareholder until he/she/it has executed a counterpart. Faxed, emailed or electronic signatures of a Shareholder are deemed valid.

SHAREHOLDERS

/s/ Julia Otey-Raudes       Dated: October 4, 2021

Eco Innovation Group, Inc., Shareholder

By: Julia Otey-Raudes

Its: CEO

/s/ Timothy Boezktes       Dated: October 4, 2021

Timothy Boezktes, Shareholder

/s/ Patrick Laurie       Dated: October 4, 2021

Patrick Laurie, Shareholder

CORPORATION

Spruce Engineering & Construction Inc.

/s/ Patrick Laurie     Dated: October 4, 2021

By: Patrick Laurie

Its: Chief Executive Officer